                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No.    1     )*
                                          ---------

                         HORIZON GROUP PROPERTIES, INC.
           --------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
           --------------------------------------------------------
                          (Title of Class of Securities)

                                  44041U-10-2
           --------------------------------------------------------
                                 (CUSIP Number)

HOWARD AMSTER, 23811 CHAGRIN BLVD #200, BEACHWOOD OH 44122-5525 (216) 595-1047
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                    7/27/98
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee being paid with the statement / /. (A fee is not required only if the reporting person: has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP No. 44041U-10-2                                     Page 2 of    Pages
                                                                    --

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
                                HOWARD AMSTER

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                      PF
-------------------------------------------------------------------------------
 (5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                      USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power               53674
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power               158632
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power               53674
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power               158632
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                      189888
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                    /X/
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                       6.86%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                        IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 44041U-10-2                                     Page 3 of    Pages
                                                                    --

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above
     Persons
                             AMSTER TRADING COMPANY

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                       WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                       USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power          115770
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power          115770
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                107143
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                    /X/
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                3.87%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 44041U-10-2                                     Page 4 of    Pages
                                                                    --

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above
     Persons
                                 TAMRA F. GOULD

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                       PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                       USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                 58640
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                 58640
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                 28540
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                    /X/
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                 1.03%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                 CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 44041U-10-2                                     Page 5 of    Pages
                                                                    --

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above
     Persons
                               GOULD TRADING COMPANY

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                        WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                        USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                 28540
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                 28540
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                               28540
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                    /X/
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                               1.03%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                               CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 44041U-10-2                                     Page 6 of    Pages
                                                                    --

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above
     Persons
            AMSTER TRADING COMPANY CHARITABLE REMAINDER UNITRUSTS

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                    AF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                    USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power               8627
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power               8627
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                   8627
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                    / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                   .31%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                    OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 44041U-10-2                                     Page 7 of    Pages
                                                                    --

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above
     Persons
                 HOWARD M AMSTER CHARITABLE REMAINDER UNITRUST

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                      AF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                      USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             12700
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             12700
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                  12700
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                    / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                  .46%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                   OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 44041U-10-2                                     Page 8 of    Pages
                                                                    --

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above
     Persons
            HOWARD AMSTER & TAMRA F GOULD CHARITABLE REMAINDER UNITRUST

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                      AF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                      USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                 30100
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                 30100
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                    30100
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                    / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                    1.09%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                     OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 44041U-10-2                                     Page 9 of    Pages
                                                                    --

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above
     Persons
                            PLEASANT LAKE APTS CORP

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                      WO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                     USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                    35
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                    35
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                    35
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                    / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                   .00%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                    CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 44041U-10-2                                    Page 10 of    Pages
                                                                    --

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above
     Persons
                             RAMAT SECURITIES LTD

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                     USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             29009
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             29009
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                   29009
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                    / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                   1.04%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                     BD
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 44041U-10-2                                    Page 11 of    Pages
                                                                    --

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above
     Persons
                                 JEFFREY SHAFER

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                      PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                             / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                      USA
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                62
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                62
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                    31
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                    /X/
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                   .00%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                    IN
-------------------------------------------------------------------------------

                       SCHEDULE 13D, Amendment # 1

CUSIP No. 44041U-10-2

There are no changes to the Schedule 13D, as amended except as follows:

The original Howard Amster cover sheet, Schedule 13D at Item 11 showed 141028. The correct number on that date should have been 141088.

Item 3.  Source and Amount of Funds or Other Consideration

Howard Amster, in his individual retirement account, purchased additional shares of Horizon Group Properties, Inc. with personal funds without borrowing. The total consideration of the purchase is $87,007.29.

Gould Trading Company purchased additional shares of Horizon Group Properties, Inc. with working capital without borrowing. The total consideration of the purchases is $150,094.36.

Amster Trading Company purchased additional shares of Horizon Group Properties with working capital without borrowing. The total consideration for the purchase is $168,714.82.

Howard M. Amster Charitable Remainder Unitrust purchased additional shares of Horizon Group Properties, Inc. with trust assets without borrowing. The total consideration for the purchase is $42,485.62.

Howard Amster and Tamra F. Gould Charitable Remainder Unitrust purchased additional shares of Horizon Group Properties, Inc. with trust assets without borrowing. The total consideration for the purchase is $136,765.08.

Item 5.  Interest in Securities of the Issuer

(a)(b) The aggregate amount owned by the Reporting Persons is 269,855 shares or 9.74% of the outstanding shares.

         Howard Amster in his own name and individual retirement accounts owns 53,639 shares or 1.94% of the outstanding shares.

         Gould Trading Company owns 28,540 shares or 1.03% of the outstanding shares.

         Howard Amster and Jeffrey Shafer as tenants in common own 62 shares or .00% of the outstanding shares.
         Howard Amster disclaims ownership of 1/2 of these shares.
         Jeffrey Shafer disclaims ownership of 1/2 of these shares.

         Amster Trading Company owns 107,143 shares or 3.87% of the outstanding shares.

         Amster Trading Company Charitable Remainder Unitrusts owns 8,627 shares or .31% of the outstanding shares.

         Howard M Amster Charitable Remainder Unitrust owns 12,700 shares or

         .46% of the outstanding shares.

         Howard Amster and Tamra F. Gould Charitable Remainder Unitrust owns 30,100 shares or 1.09% of the outstanding shares.

         Pleasant Lakes Apts Corp owns 35 shares or .00% of the outstanding shares.

         Ramat Securities Ltd owns 29,009 shares or 1.04% of the outstanding shares.

c)


Name                    Date      Shares    Price    Where and How                        Executed by
Howard Amster IRA       7/27/98   16,600    5.2184   Over the Counter/Open Mkt         Everen Securities

Gould Trading Co        7/20/98   14,500    5.7108   Over the Counter/Open Mkt         Everen Securities
                        7/21/98    5,000    5.625    Over the Counter/Open Mkt         Everen Securities
                        7/22/98    2,000    5.5625   Over the Counter/Open Mkt         Everen Securities
                        7/23/98    5,000    5.4583   Over the Counter/Open Mkt         Everen Securities

Amster Trading Co       7/27/98   32,200    5.2184   Over the Counter/Open Mkt         Everen Securities

Howard M Amster         7/27/98    8,100    5.2184   Over the Counter/Open Mkt         Everen Securities
Charitable Remainder
Unitrust

H. Amster & T. Gould    7/27/98   26,100    5.2184   Over the Counter/Open Mkt         Everen Securities
Charitable Remainder
Unitrust


Signature      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    7/31/98     /s/                          /s/
                     Howard Amster                Howard M. Amster Charitable
                                                  Remainder Unitrust


                     /s/                          /s/
                     Amster Trading Company       Howard Amster & Tamra F.
                                                  Gould Charitable Remainder
                                                  Unitrust


                     /s/                          /s/
                     Tamra F. Gould               Gould Trading Company


                     /s/                          /s/
                     Pleasant Lake Apts.          Ramat Securities Ltd
                     Corp.


                     /s/                          /s/
                     Amster Trading Company       Jeffrey Shafer
                     Charitable Remainder
                     Unitrusts